Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration Nos. 333-148248
and 333-90206
April 23, 2008
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,000,000,000 3.500% United States Dollar Bonds due 2013
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	3.500% US Dollar Bonds due May 16, 2013

Ratings:	AAA/Aaa/AAA (S&P, Moodys, DBRS)

Format:	SEC Registered

Size:	$ 1,000,000,000

Trade Date:	April 23, 2008

Settlement Date:	April 30, 2008

Maturity Date:	May 16, 2013

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	May 16th and November 16th; Long First Coupon

First Payment Date:	November 16, 2008

Yield to Maturity:	3.5445%

Coupon:	3.500%

Price:	99.795%

Day Count:	30/360

Specified Currency	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:	The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	BNP Paribas Securities Corp. Morgan Stanley & Co. International plc RBC Capital Markets Corporation The Toronto-Dominion Bank

Co-managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
Mizuho International plc
Shinkin International Ltd
Credit Suisse Securities (USA) LLC
Scotia Capital (USA) Inc.
CIBC World Markets Corp.

Billing and Delivering:	BNP Paribas Securities Corp.

Cusip # ISIN #	CUSIP: 30216BBF8
ISIN: US30216BBF85

Reference Document:	Prospectus Supplement subject to completion, dated April 23, 2008; Prospectus dated January 15, 2008;

http://www.sec.gov/Archives/edgar/data/276328/000120621208000012/m39075ore424b2.htm

Annual Report:	EDC’s Annual Report for the year ended December 31, 2007 is available at http://www.edc.ca/english/docs/2007_annual_report_e.pdf and no other information is incorporated into this document

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674 for BNP Paribas, 1-866-811-8049 for Morgan Stanley, 1-866-718-1879 for RBC Capital Markets Corporation or 1-800-263-5292 for The Toronto-Dominion Bank.